Exhibit (a)(5)(R)

Dassault Systèmes has updated its website at www.3ds.com/about-3ds/announcement/accelrys/.  The updated website includes the information filed herewith.

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Important Information

On February 13, 2014, Dassault Systèmes filed with the SEC a tender offer statement on Schedule TO regarding the tender offer described on this website. The stockholders of Accelrys, Inc. ("Accelrys") are strongly advised to read the tender offer statement (as updated and amended) filed by Dassault Systèmes because it contains important information that Accelrys' stockholders should consider before tendering their shares. The tender offer statement and other documents filed by Dassault Systèmes and Accelrys with the SEC are available for free at the SEC's website (http://www.sec.gov) and may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022 or by calling (888) 750-5834.

Dassault Systèmes and Accelrys to Join Forces



Delivering Scientific Innovation in the Age of Experience

Reduce costs, enhance productivity and improve outcomes through the automation and expert use of predictive science.

The Innovation platform of tomorrow must be capable of designing customer experiences at the molecular level (Nurture Social Industry Experience Strategy)

Dassault Systèmes, the 3DEXPERIENCE Company and Accelrys, Inc. announced the signing of a definitive merger agreement for Dassault Systèmes to acquire San Diego-based Accelrys, Inc. (Accelrys), a leading provider of scientific innovation lifecycle management software for chemistry, biology and materials. Under the terms and conditions of the merger agreement, Dassault Systèmes will make an all cash tender offer for all of the outstanding shares of Accelrys common stock. Dassault Systèmes intends to acquire any shares of Accelrys not tendered into the tender offer, via a merger that will be effected as soon as possible after the closing of the tender offer.

Combining with Accelrys will enrich the molecular chemistry capabilities from discovery to manufacturing and regulatory requirements of Dassault Systèmes' formulation-based industry offerings such as life sciences, consumer packaged goods, high tech and energy, as well as advanced manufacturing industries. Accelrys' list of 2,000 customers includes many of the Fortune 500 companies, with major industry players in pharma/biotech, consumer packaged goods and chemical including Sanofi, Pfizer, GSK, AstraZeneca, DuPont, Shell, BASF, P&G, Unilever and L'Oréal.

"The World demands a new paradigm for sustainability where chemistry, materials and biology meet. This is what the virtual universes enabled by Dassault Systèmes are delivering, capable of harmonizing products, nature and life, from imagination to industry solution experience." said Bernard Charlès, President and CEO, Dassault Systèmes. "With our passionate and talented teams, Accelrys is convinced that joining Dassault Systèmes will deliver transformational value to our customers by combining science-based innovation with product lifecycle management." said Max Carnecchia, President and CEO of Accelrys.

In today's experience economy, the capability to develop, simulate and produce breakthrough experiences at the molecular level delivers transformational value for enterprises of all industries, and has the promise to provide exponential value to consumers.

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Hear Accelrys CEO, Max Carnecchia speak about Scientific Innovation Lifecycle Management This website contains forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of the control of Dassault Systèmes, are difficult to predict and may cause actual outcomes to differ significantly from any future outcome expressed or implied in the forward-looking statements in this website. While Dassault Systèmes believes that the assumptions made and the expectations reflected in this website are reasonable, no assurance can be given that such assumptions or expectations will prove to have been correct and no guarantee of whatsoever nature is assumed in this respect. The uncertainties include, inter alia, the risk of a change in general economic conditions and government and regulatory actions. These known, unknown and uncertain factors are not exhaustive, and other factors, whether known, unknown or unpredictable, could cause the group’s actual results or ratings to differ materially from those assumed hereinafter. Dassault Systèmes undertakes no obligation to update or revise the forward-looking statements in this website whether as a result of new information, future events or otherwise. Customer Experience in Aerospace Customer Experience in Automotive Customer Experience in Chemicals Customer Experience in Consumer Packaged Goods Customer Experience in Electronics Customer Experience in Energy Customer Experience in Pharma/Biotech Customer Experience in Consumer Packaged Goods ACCESS TO TENDER OFFER DEDICATED PAGE Customer Experiences in your Industry Academic Aerospace Automotive Biotechnology Chemicals Consumer Packaged Goods Electronics Energy Government Pharmaceutical Also experience in your Area of Science: Biosciences Chemistry Materials Quick links Press release Conference call details Tender offer Karolinska Discover how Accelrys helped Karolinska Institutet reach their goal of eliminating paper notebooks. More Accelrys Experiences Heinz Read how the flexibility of Accelrys’ ELN helped Heinz increase efficiency and improved global knowledge sharing. More Accelrys Experiences Evotec See how an enterprise-wide ELN from Accelrys helped deliver reports, fulfill patent submissions and leverage past work. More Accelrys Experiences Back to top About us About 3DS Investors Events Press releases 3DS magazines Environmental responsibility Ethics and compliance 3DEXPERIENCE platform Customer stories Support & Training Certified Hardware Documentation News Support Policies Learning paths & course catalogs All classes Connect with us Contact sales 3DStore 3DS Passport World presence Suppliers Jobs Contact us Popular Links DraftSight Download the 3D XML player Passion for Innovation 3DS Blogs Follow us Facebook Twitter Youtube channel RSS Legal Info Terms of use Privacy policy Piracy © 2002-2014 Dassault Systèmes - All rights reserved ACCESS TO TENDER OFFER DEDICATED PAGE